Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES RESULTS OF

THE THIRD FISCAL QUARTER ENDED MAY 31, 2007

Warren, PA. July 17, 2007/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the third fiscal quarter and nine month period ended May 31, 2007.

During the fiscal quarter, the Company successfully completed its refinery maintenance turnaround of the crude unit which is regularly scheduled approximately every 48 months. In addition to normal maintenance work, the Company upgraded the crude unit and related units to allow them to meet the 30 ppm low sulfur gasoline requirement of the federal Clean Air Act which is effective January 1, 2008. The Company now has the ability to process 70,000 barrels per day “bpd” of crude instead of the previous 65,000 bpd capacity. The upgrade also allows the Company to run up to 80% of its crude slate as heavy, sour crude.

The refinery turnaround was for a 31 day period from March 18 to April 17. Due to the turnaround, crude throughput decreased 17,400 bpd to 44,400 bpd from 61,800 bpd for the three months ended May 31, 2007 and 2006, respectively. Cumulatively, crude throughput decreased 5,800 bpd to 59,300 bpd from 65,100 bpd for the nine months ended May 31, 2007 and 2006, respectively. This reduced crude throughput impacted refined product production and consequently affected wholesale sales volumes, operating income and net income for both the three months and nine months ended May 31, 2007.

Net sales for the three months ended May 31 2007 and 2006 were $587.3 million and $613.0 million, respectively. This was a decrease of $25.7 million from the prior year quarter. Net sales for the nine months ended May 31, 2007 and 2006 were $1,664.7 million and $1,693.4 million, respectively, which was a decrease of $28.7 million from the prior year period.

Operating income for the three months ended May 31, 2007 and 2006 were $61.4 million and $79.1 million, respectively. This was a decrease of $17.7 million from the prior year quarter. Operating income for the nine months ended May 31, 2007 and 2006 were $66.8 million and $96.3 million, respectively. This was a decrease of $29.5 million from the prior year period.

Net income for the three months ended May 31, 2007 and 2006 was $32.4 million and $42.3 million respectively. This was a decrease of $9.9 million from the prior year quarter. Net income for the nine months ended May 31, 2007 and 2006 was $28.5 million and $45.8 million respectively. This was a decrease of $17.3 million from the prior nine month period.

Earnings before interest, taxes, depreciation (EBITDA) for the three months ended May 31, 2007 decreased $17.0 million to $66.2 from $83.2 million as of May 31, 2006. EBITDA decreased $30.1 million for the nine months ended May 31, 2007 to $80.4 million from $110.5 million for the nine months ended May 31, 2006.

This decrease in EBITDA for the three month period is mostly attributable to the lower operating income as discussed above. The change in EBITDA of $30.1 million for the nine month period is attributable to the first quarter when a precipitous fall in NYMEX crude oil pricing of over $21.00/bbl from a high of $76.98/bbl in August, 2006 to a low of $55.81/bbl in November, 2006 resulted in a EBITDA decline of $18.1 million; the lower operating income in the third quarter as discussed above, decreased EBITDA by approximately $17.0 million. Both quarters were offset by an increase in EBITDA of $5.0 million in the second quarter due to improved wholesale gasoline margins.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation, amortization and prepayment premium on debt refinancing, and EBITDA before LIFO inventory adjustment, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. EBITDA before LIFO inventory adjustment is used because the inventory adjustment represents a significant component in calculating EBITDA, especially during a period of rapidly rising crude oil and product prices. EBITDA before LIFO inventory adjustment is important because it provides information on the financial performance of the Company within the control of management. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
	(dollars in thousands)
Net Sales	$587,298	$612,966	$1,664,675	$1,693,443
Operating Income	61,443	79,067	66,837	96,325
Net Income	32,366	42,294	28,497	45,835
Income Tax Expense	22,494	30,346	19,804	32,886
EBITDA (1)	$66,173	$83,153	$80,416	$110,477

(1)	EBITDA Reconciliation

	EBITDA Reconciliation
	Three Months Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
	(dollars in thousands)
Net Income	$32,366	$42,294	$28,497	$45,835
Interest Expense	6,982	6,229	18,961	18,541
Income Tax Expense	22,494	30,346	19,804	32,886
Depreciation	3,470	3,296	10,447	9,878
Amortization	861	988	2,707	3,337

EBITDA	$66,173	$83,153	$80,416	$110,477

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 371 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500